EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 14, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders of Cisco Systems, Inc., which is incorporated by reference in Cisco Systems, Inc.’s Annual Report on Form 10-K for the year ended July 28, 2007. We also consent to the incorporation by reference of our report dated September 14, 2007 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 19, 2007